EXHIBIT 23








CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Marisa Christina Incorporated:


We consent to the incorporation by reference in the Registration Statements (No. 33-91708 and 33-91080) on Form S-8 of Marisa Christina, Incorporated of our report dated February 29, 2000, relating to the consolidated balance sheets of Marisa Christina, Incorporated and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Marisa Christina, Incorporated.



/s/ KPMG LLP

New York, New York
March 29, 2000